Exhibit 5.1

Organon & Co.

30 Hudson Street, Floor 33

Jersey City, NJ 07302

June 3, 2021

Board of Directors

Organon & Co.

30 Hudson Street, Floor 33

Jersey City, NJ 07302

Re:    Organon & Co. Registration Statement on Form S-8

Ladies and Gentlemen:

I am the General Counsel of Organon & Co., a Delaware corporation (the “Corporation”), and in such capacity have acted as counsel for the Corporation in connection with the proposed registration under the Securities Act of 1933, as amended (the “Securities Act”), of 35,000,000 shares of the common stock, $0.01 par value (the “Shares”), of the Corporation, which may be issued under the Organon & Co. 2021 Incentive Stock Plan (the “Plan”).

I, or attorneys under my general supervision, have examined such corporate records, certificates and other documents, including the Registration Statement on Form S-8 relating to the Shares (the “Registration Statement”) to be filed today with the Securities and Exchange Commission (the “Commission”), and have reviewed such questions of law as I have considered necessary or appropriate for the purposes of this opinion. In making my examination, I have assumed that all signatures on all documents examined by me are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete.

On the basis of the foregoing examination and review, I advise you that, in my opinion, all necessary corporate action on the part of the Corporation has been taken to authorize the issuance of the Shares, and, when issued and delivered against payment of the purchase price therefor in accordance with the terms and provisions of the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

The scope of this opinion is limited to the federal laws of the United States of America and the Delaware General Corporation Law, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

The opinions expressed herein are rendered only to you and are solely for your benefit and may not be relied upon by any person, firm or corporation for any reason without my prior written consent.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

By:	/s/ Deborah H. Telman
Deborah H. Telman